EXHIBIT 99.1

Suntron Corp. Reports Third Quarter 2004 Results

PHOENIX, AZ.- November 3, 2004- Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today reported revenue and operating results for the third quarter of 2004. The Company reported net sales of $128.5 million and net income of $0.1 million.

Net sales for the third quarter of 2004 were $128.5 million, an increase of $48.9 million from the $79.6 million reported in the third quarter of 2003. Net sales increased in the third quarter of 2004 compared to 2003 due to increased demand in our targeted end market segments of semiconductor capital equipment, aerospace and defense, industrial and medical. Semiconductor capital equipment was our fastest growing segment, followed by industrial and aerospace and defense. Sequentially, third quarter net sales decreased $1.9 million, or 1%, from $130.4 million reported in the second quarter of 2004.

Gross profit for the third quarter of 2004 was $7.6 million (5.9% of net sales), an improvement of $8.7 million as compared to a loss of $1.1 million for the third quarter of 2003. The improvement in gross profit was positively impacted by net sales growth that resulted in improved capacity utilization and operating leverage and a $3.4 million reduction in depreciation expense.

Selling, general and administrative expense (SG&A) for the third quarter of 2004 declined as a percentage of sales from 6.3% in the third quarter of 2003 to 4.5% in the third quarter of 2004. Overall, SG&A was $5.8 million, an increase of $0.8 million as compared to $5.0 million in the third quarter of 2003. The $0.8 million increase in SG&A was primarily associated with the higher sales that occurred during the quarter, partially offset by $0.8 million of bad debt recoveries.

Operating income for the third quarter of 2004 was $1.4 million (1.1% of net sales), an improvement of $7.8 million as compared to an operating loss of $6.4 million for the third quarter last year. The improvement in operating income was primarily due to increased absorption of our fixed costs driven by our strong sales growth.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2004 was $3.6 million (2.8% of net sales), an improvement of $4.1 million as compared to EBITDA of negative $0.5 million for the third quarter last year. The factors positively impacting operating income were also primarily responsible for the improvement in EBITDA.

Net income for the third quarter of 2004 was $0.1 million, an improvement of $7.2 million as compared to a net loss of $7.1 million for the third quarter last year. The improvement in our net loss as compared with the third quarter of 2003 was primarily attributable to the higher gross profit discussed previously, partially offset by higher SG&A and a loss of $0.4 million related to marketable equity securities.

Basic and diluted earnings per share (EPS) for the third quarter of 2004 was less than $0.01 per share, an improvement of $0.26 per share from the loss of $0.26 per share for the third quarter last year.

Cash flow from operating activities for the third quarter was negative $2.4 million, a sequential improvement of $9.7 million as compared to $12.1 million of negative operating cash flow recognized in the second quarter of 2004. The primary reason for the negative operating cash flow in the third quarter of 2004 was a significant decrease in accounts payable, partially offset by decreases in inventories and receivables.

On July 7, 2004, the Company’s credit agreement was amended whereby Congress Financial Corporation joined Citibank as lenders under the agreement. The maturity date was extended until July 7, 2008, and the amendment includes less stringent covenants for EBITDA and lower interest rates. However, due to the lenders’ requirement for a lockbox arrangement, the accounting rules require that all outstanding borrowings under the line of credit must be classified as current liabilities, even though the credit agreement does not expire until July 2008. At quarter-end, the Company had debt outstanding of $61.6 million as compared to $63.3 million at the end of the second quarter of 2004.

Suntron also announced that it has been advised by Applied Materials, one of its principal customers, that Applied Materials has determined to transition substantially all of its current Suntron business to alternative contract manufacturers. Suntron has had an ongoing dispute with Applied Materials with regard to Applied’s non-payment related to its contractual obligations for excess and obsolete materials. The Company expects that Applied Materials will satisfy its existing purchase order commitments, and that Suntron will continue to satisfy its delivery obligations. The Company expects that this transition will not adversely impact Suntron’s results of operations until the first quarter of 2005.

“We are pleased to have our second consecutive quarter of positive net income, however we did not achieve our anticipated results, as expressed during last quarter’s earnings call, due to a softening of end market demand in the semiconductor capital equipment market,” stated James Bass, Suntron’s president and chief executive officer. “We continue to focus on increased customer diversification with the addition of new customers in each of our target markets, and we have benefited as many of these new customers continue to ramp towards full production with us,” said Mr. Bass.

“While we are excited about the Company’s rapid sales growth over 2003, we are intensifying our focus on controlling costs, asset management, and increasing margins as our largest market segment softens, and we address the transition with Applied Materials,” said Mr. Bass.

“Not surprisingly, orders in this segment have slowed, but we continue to have a solid pipeline of new orders from our customers, particularly in our other targeted market segments. As we look ahead to the fourth quarter, we expect net sales will be between $105 million and $110 million which is approximately 30% to 40% higher than the fourth quarter of 2003, and approximately 15% to 20% lower than the third quarter of 2004,” said Mr. Bass. “The expected reduction in our net sales is the result of a downturn in the semiconductor capital equipment sector and seasonal variations in other industries that we serve. As a result, we expect a net loss of $0.03 to $0.07 per share in the fourth quarter of 2004. Due to our proactive efforts to this shift in end-market demand, we expect to have positive cash flow from operations in the fourth quarter as we reduce working capital from the level that was required to support significantly higher net sales in the second and third quarters of 2004,” said Mr. Bass.

“We remain committed to our high-mix manufacturing model and believe Suntron is uniquely positioned to service customers that require complex manufacturing solutions in the aerospace & defense, semiconductor capital equipment, industrial and medical markets. Our management team is committed to the success of Suntron and remains focused on exceeding customer expectations, continuously improving operational performance and creating shareholder value. We will accomplish these objectives as we continue to support our customers’ successes while improving our business performance,” concluded Mr. Bass.

About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the semiconductor capital equipment, aerospace and defense, medical and industrial markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in printed circuit card assembly, cable and harness production, plastic injection molding, sheet metal, product design, engineering services, and full systems integration and test. The Company has approximately 2,700 employees and contract workers.

Income Statement Summary
(Amounts in Thousands, Except Per Share Amounts)

	Q3	Q2	Q3
	2003	2004	2004
Net Sales	$79,638	$130,381	$128,542
Gross Profit (Loss)	(1,142)	8,746	7,629
SG&A Expense	5,039	6,394	5,762
Operating Income (Loss)	(6,369)	2,098	1,397
Net Income (Loss)	(7,120)	1,011	110
Earnings (Loss) Per Common Share	(0.26)	0.04	0.00

Selected Financial Data
(Dollars in Thousands)

	Q3	Q2	Q3
	2003	2004	2004
EBITDA	$(486)	$4,812	$3,567
Cash Flow Used by Operating Activities	(6,200)	(12,118)	(2,396)
Restructuring Related Charges	(1,177)	(99)	(332)
Working Capital (End of Period)	54,207	80,692	17,390

Net Sales by Industry

	Q3	Q2	Q3
	2003	2004	2004
Semiconductor Capital Equipment	20%	39%	39%
Aerospace and Defense	31%	24%	23%
Industrial	32%	24%	25%
Medical	4%	4%	4%
Networking/Telecom	13%	9%	9%

Total	100%	100%	100%

The primary measure of our operating performance is net income (loss). However, the Company’s lenders and many investment analysts believe that other measures of operating performance are relevant. One of these alternative measures is Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). Management emphasizes that EBITDA is a non-GAAP measurement that excludes many significant items that are also important to understanding and assessing Suntron’s financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. In order to illustrate our EBITDA calculations, we have provided the details below of the calculation as follows:

Calculation of EBITDA
(Dollars in Thousands)

	Q3	Q2	Q3
	2003	2004	2004
Net Income (Loss)	$(7,120)	$1,011	$110
Interest Expense	761	1,097	991
Income Tax Expense	—	—	—
Depreciation and Amortization	5,873	2,704	2,466

EBITDA	$(486)	$4,812	$3,567

Balance Sheet Summary
(Dollars in Thousands)

	September 28,	June 27,	September 26,
	2003	2004	2004
Cash and Equivalents	$23	$12	$13
Trade Receivables, Net	40,440	64,914	55,120
Inventories, Net	57,709	92,922	85,160
Other Current Assets	1,407	1,689	1,484
Property, Plant & Equipment, Net	48,393	38,244	36,524
Goodwill	8,996	9,982	10,390
Other Assets	2,654	2,209	3,207

Total Assets	$159,622	$209,972	$191,898

Accounts Payable	$29,852	$63,902	$41,879
Accrued Liabilities	18,201	14,815	14,110
Outstanding Checks in Excess of Cash	1,331	128	6,758
Bank Debt	31,629	63,338	61,640
Other Long-term Liabilities	2,608	922	443
Stockholders’ Equity	76,001	66,867	67,068

Total Liabilities and Stockholders’ Equity	$159,622	$209,972	$191,898

Conference Call / Webcast

Suntron will conduct a conference call to discuss these financial results, as well as to provide investors with an update on the Company’s business outlook and prospects for the fourth quarter of 2004. The teleconference is scheduled to begin at 2:00 p.m. Pacific (5:00 p.m. Eastern) on Wednesday, November 3, 2004. To participate in the conference call, please call 1-800-788-4291, 10 minutes prior to the scheduled time. Investors or interested individuals can listen to the call live via the Internet at www.suntroncorp.com. Mr. James Bass, president and chief executive officer, and Mr. Peter Harper, chief financial officer, will conduct the conference call and will be available for Q&A afterward.

Additionally, the Suntron web site will host an archive of the teleconference for 7 days. A replay of the teleconference will be available beginning at 2:00 p.m. Pacific on November 4th through 9:00 p.m. Pacific on November 10, 2004. You can also access a recorded version via telephone from November 3, 2004 at 7:00 p.m. Pacific until November 10, 2004 by calling 1-800-642-1687 and entering the reservation number 1694433.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the semiconductor and aerospace segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and maintain existing customers; cash availability/liquidity; changes or cancellations in customer orders; the risks inherent with predicting cash flows, revenue and earnings outcomes as well as other factors identified as “ Factors That May Affect Future Results” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.

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Suntron Contacts:	Jim Bass	Peter Harper
	President and CEO	Chief Financial Officer

Luke Schroeder or
Jaimie Campos
ir@suntroncorp.com
202-371-0150